Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

Kona Brewing Co., Inc.,
Kona Brewery LLC,
Kona Brew Enterprises LLC,

Craft Brewers Alliance, Inc.,
2010 Enterprises LLC,

W. Cameron Healy, in his capacity as Trustee of the Healy Family Trust
Mattson Davis, and
Sumpuran Khalsa

July 31, 2010

-i-

TABLE OF CONTENTS
(continued)

Page

	(cc)	Product Liability	24
	(dd)	Outstanding Indebtedness	24
	(ee)	Product Quality	24
	(ff)	Correctness of Representations and Warranties	24
5.	Additional Representations and Warranties of the Shareholders		24
	(a)	Financial Knowledge and Experience	24
	(b)	Restrictions on Transfer of CBAI Common Stock	25
	(c)	Underwriting and Resale of CBAI Common Stock	25
	(d)	KonaCo's Shares	25
6.	Representations and Warranties of CBAI		25
	(a)	CBAI's Organization	25
	(b)	AcquisitionCo's Organization	25
	(c)	Authorization of Transaction	25
	(d)	Noncontravention	26
	(e)	CBAI's Capitalization	26
	(f)	SEC Filings; CBAI Financial Statements	27
	(g)	Correctness of Representations and Warranties	27
7.	Covenants		27
	(a)	From Execution through Closing	27
	(b)	From and After the Date of Closing	31
8.	Conditions to Obligation to Close		33
	(a)	Conditions to Obligation of CBAI and AcquisitionCo	33
	(b)	Conditions to Obligation of Targets	35
9.	Survival, Indemnification		36
	(a)	Survival of Representations and Warranties	36
	(b)	Indemnification of CBAI	36
	(c)	Indemnification by CBAI and AcquisitionCo	37
	(d)	Threshold and Limits for Indemnification Claims; the Shareholder Representative	37
	(e)	Indemnification Procedure for Third-Party Claims	37
	(f)	Indemnification Procedure for Claims Other than Third-Party Claims	39
	(g)	Exclusive Remedies	39
	(h)	Payment of Claims	39
10.	Specific Performance		39
11.	Termination		39
	(a)	Termination of Agreement	39

-ii-

TABLE OF CONTENTS
(continued)

Page

	(b)	Effect of Termination	40
12.	Miscellaneous		40
	(a)	Press Releases and Public Announcements	40
	(b)	No Third-Party Beneficiaries	41
	(c)	Entire Agreement	41
	(d)	Succession and Assignment	41
	(e)	Counterparts	41
	(f)	Notices	41
	(g)	Governing Law and Disputes	42
	(h)	Consent to Jurisdiction	42
	(i)	Amendments and Waivers	42
	(j)	Severability	43
	(k)	Fees and Expenses	43
	(l)	Further Assurances	43

                    EXHIBIT A:          Employment Agreement Among AcquisitionCo, KonaLLC, and Mattson Davis

                    EXHIBIT B:          Non-Competition and Non-Solicitation Agreement

-iii-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger ("Agreement"), dated July 31, 2010, is among Craft Brewers Alliance, Inc., a Washington corporation ("CBAI"), 2010 Enterprises LLC, a Hawaii limited liability company and wholly owned subsidiary of CBAI ("AcquisitionCo"), Kona Brewing Co., Inc., a Hawaii corporation ("KonaCo"), Kona Brewery LLC, a Hawaii limited liability company ("KonaLLC"), and Kona Brew Enterprises LLC, a Hawaiian limited liability company and wholly owned subsidiary of KonaCo ("KBE"), W. Cameron Healy, in his capacity as Trustee of the Healy Family Trust ("Cameron Healy"), Mattson Davis, and Sumpuran Khalsa.  Each of KonaCo, KonaLLC, and KBE is a "Target," and all three are, collectively, the "Targets."  Each of Cameron Healy, Mattson Davis, and Sumpuran Khalsa is a "Shareholder," and all three individuals are, collectively, the "Shareholders."  Each of CBAI, AcquisitionCo, KonaCo, KonaLLC, and the Shareholders is a "Party," and all of them are, collectively, the "Parties."

Background

A.        The respective Boards of Directors of CBAI and KonaCo deem it advisable and in the best interests of their respective shareholders to consummate the business combination provided for in this Agreement.

B.        The respective Boards of Directors of CBAI and KonaCo, and the Shareholders, as controlling shareholders of KonaCo, have approved this Agreement and the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

C.        For federal income tax purposes, it is intended that the acquisition of KonaCo by AcquisitionCo pursuant to this Agreement shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code.

Agreement

The Parties agree as follows:

1.                 Definitions.

"Accountant" has the meaning set forth in Section 3(b).

"AcquisitionCo" means Kona Acquisition LLC, a Hawaii limited liability company, and a wholly owned subsidiary of CBAI.

"Adjustment Amount" means an amount in cash equal to KonaCo's Working Capital as reflected in the Final Balance Sheet, minus $100,000.

"Affiliate" means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, that person.

"Affiliate Transactions" means any contract or other arrangement between or among a Target on the one hand, and an Affiliate, or one or more employees, directors or family members of a Target or an Affiliate, on the other hand.

"Balance Sheet" means the audited balance sheet of Target as of December 31, 2009.

"Balance Sheet Date" means December 31, 2009.

"Bonus Plans" has the meaning set forth in Section 4(z).

"CBAI " means Craft Brewers Alliance, Inc., a Washington corporation.

"CBAI Common Stock" means the Common Stock, par value $0.005 per share, of CBAI.

"CBAI Disclosure Schedule" has the meaning set forth in Section 6.

"CBAI Material Adverse Effect" means any fact, circumstance, occurrence, change, or development which has a material adverse effect on the business, assets, liabilities, prospects, capitalization, or condition (financial or otherwise) of CBAI and its Subsidiaries, taken as a whole, or on the ability of CBAI to consummate the Transactions in accordance with the terms of this Agreement and the Documents; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a CBAI Material Adverse Effect:  any fact, circumstance, occurrence, change or development primarily arising out of or resulting from:  (A) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any courts or Governmental Authority; (B) changes, after the date hereof, in global or national political conditions or in general U.S. economic or market conditions affecting CBAI 's business; or (C) public disclosure of the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, and employees.

"Closing" has the meaning set forth in Section 2(b).

"Closing Date" has the meaning set forth in Section 2(b).

"Code" means the Internal Revenue Code of 1986, as amended.

"Copyrights" has the meaning set forth in the definition of the term "Intellectual Property Rights."

"Damages" has the meaning set forth in Section 9(b).

"Documents" means the CBAI Disclosure Schedule, the Non-Competition and Non-Solicitation Agreements, the Target Disclosure Schedule, the Employment Agreement, the Escrow Agreement, the articles of merger and any other agreements or certificates required to be executed or delivered by Targets or CBAI in accordance with Section 3 or Section 8.

"Effective Time" means the date and time specified in the articles of merger as the effective time of completion of the Merger.

"Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA and all other employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, sick leave, vacation pay, scholarship, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement, arrangement, policies, or payroll practices and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by a Target or any ERISA Affiliate for the benefit of any current or former employee, consultant or director of a Target, or any ERISA Affiliate.

"Employment Agreement" means a 3-year employment agreement in the form attached as Exhibit A to be entered into among AcquisitionCo, KonaLLC, and Mattson Davis.

"Encumbrances" means any and all encumbrances, liens, charges, security interests, easements, servitudes, rights of others, assessments, zoning or planning limitations, or any similar limitations and restrictions, restrictions on transfer, rights of first refusal or first offer, options, claims, mortgages or pledges of any nature whatsoever.

"Environmental Claim" means any written claim, action, cause of action, suit, proceeding, investigation, order, demand, notice or other communications by any Person alleging potential Liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by a Target or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, and any enforcement order or injunction relating to or arising under any Environmental Law.

"Environmental Laws" means all federal, state, local and foreign laws, regulations, ordinances, requirements of governmental authorities, and common law regulating the protection or clean up of the environment or relating to pollution or protection, health or safety of human health, wildlife or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any trade or business, whether or not incorporated, that together with one or more Targets would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"Escrow Agent" means the escrow agent appointed under the Escrow Agreement.

"Escrow Agreement" shall mean the escrow agreement among CBAI, AcquisitionCo, the Shareholders, and the escrow agent, in a form reasonably acceptable to the Parties.

"Escrow Amount" means 292,456 shares, which is the number of shares of CBAI Common Stock equal to 10% of the aggregate value of the Merger Consideration held in escrow pursuant to the Escrow Agreement.

"Estimated Final Balance Sheet" means the unaudited balance sheet to be prepared by KonaCo and provided to CBAI at least three business days prior to the Closing Date, reflecting the delivery of the certificates for the Existing CBAI Shares in the names of the Shareholders as an effect of the Existing CBAI Shares Transfer, and reflecting the estimated balance sheet of Targets on a consolidated basis as of the Closing Date, and including a computation of Working Capital, prepared in accordance with GAAP, which will include all accruals for unpaid Transaction Expenses that will remain unpaid at Closing (all of which accruals will be included as current liabilities for purposes of computing Working Capital), but will exclude all accruals for Taxes arising out of the Transactions, including, without limitation, all accruals for any Tax imposed on any of the Targets that is associated with the Existing CBAI Shares Transfer.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Existing CBAI Shares" means the 168,431 shares of CBAI Common Stock held prior to the execution of this Agreement by KonaLLC.

"Existing CBAI Shares Transfer" means the transfer of the Existing CBAI Shares from KonaLLC to the Shareholders.

"Financial Statements" has the meaning set forth in Section 4(j).

"Final Balance Sheet" means the unaudited balance sheet to be prepared by CBAI and provided to the Shareholders in accordance with Section 3(b), reflecting the delivery of the certificates for the Existing CBAI Shares in the names of the Shareholders as an effect of the Existing CBAI Shares Transfer, and reflecting the actual financial condition of Targets on a consolidated basis as of the Closing Date, including a computation of Working Capital (calculated in the same manner as Working Capital was calculated in the Estimated Final Balance Sheet) and prepared in accordance with GAAP and as provided in Section 3(b).

"GAAP" means United States generally accepted accounting principles.

"Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

"Hawaii Business Corporation Act" means the Hawaii Business Corporation Act, as amended.

"Hawaii Limited Liability Company Act" means the Uniform Limited Liability Company Act as adopted by the State of Hawaii, as amended.

"Indebtedness" means (i) all indebtedness (including any current portion) for borrowed money, for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), or under any reimbursement obligation relating to any letter of credit, bankers' acceptance or note purchase facility; (ii) any other indebtedness (including any current portion) that is evidenced by a note, bond, debenture or similar instrument, including, without limitation, purchase money obligations and any part of the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices); (iii) all obligations (including any current portion) under financings including, without limitation, capital leases (and excluding operating leases) and any liability under interest rate swap, hedging, or similar agreements; (iv) all liabilities secured by any Encumbrances on any property; and (v) all guarantee and surety obligations.

"Intellectual Property Rights" means intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (whether registered or unregistered, including any applications for registration of any of the foregoing), logos, Internet domain names, trade dress rights, together with the goodwill associated with any of the foregoing; (ii) patents and applications therefor, including continuation, divisional, continuation in part, or reissue patent applications and patents issuing thereon (collectively, "Patents"); (iii) copyrights and registrations and applications therefor (collectively, "Copyrights") and mask work rights; (iv) proprietary rights in know how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, works (including copies and embodiments thereof in any medium), and databases to the extent proprietary and confidential, including customer lists, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights, mask work rights or Patents (collectively, "Trade Secrets"); and (v) all other proprietary rights.

"Interim Balance Sheet" means the unaudited balance sheet of Target as of June 30, 2010.

"Interim Balance Sheet Date" means June 30, 2010.

"KBE" means Kona Brew Enterprises LLC, a Hawaii limited liability company, and a wholly owned subsidiary of KonaCo.

"KonaCo" means Kona Brewing Co., Inc., a Hawaii corporation.

"KonaCo Shares" means, collectively, the outstanding shares of common stock, $1.00 par value, of KonaCo.

"KonaLLC" means Kona Brewery LLC, a Hawaii limited liability company.

"Kona Board" has the meaning set forth in Section 7(b)(ii).

"Laws" means all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including but not limited to laws and regulations applicable to the production and sale of alcoholic beverage products, "dram shop" laws, safety laws or regulations, or laws or regulations relating to illegal payments, kickbacks or commercial bribery.

"Lease" has the meaning set forth in Section 4(q).

"Leased Real Property" has the meaning set forth in Section 4(q).

"Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute, contingent, fixed or otherwise, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"License Agreements" means all material written agreements between any Target and any third party other than CBAI, and other than those which have expired or been terminated by the parties thereto, and in which:  (i) such third party has licensed or granted to Target any right to use, exploit or practice any of such third party's Intellectual Property Rights or technology; or (ii) Target (x) has granted to such third party any right to use, exploit or practice any of Target's Intellectual Property Rights or technology, or (y) has agreed to any restriction on the right of Target to use or enforce any of Target's Intellectual Property Rights or technology owned by Target.

"Material Contract" has the meaning set forth in Section 4(s).

"Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold or other substances that may have an adverse effect on human health.

"Merger" has the meaning set forth in Section 2(a).

"Merger Consideration" has the meaning set forth in Section 2(c).

"Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

"Non-Competition and Non-Solicitation Agreements" means 5-year noncompetition agreements to be entered into between CBAI and each of Cameron Healy and Mattson Davis in the form attached as Exhibit B.

"Patents" has the meaning set forth in the definition of the term "Intellectual Property Rights."

"Parties" and "Party" have the respective meanings set forth in the preface above.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or any other entity or organization.

"Preclosing True-up" means one or more actions by the Targets, prior to Closing and approved in writing by CBAI, to effect the write off, removal, or distribution of cash, liabilities, or assets from the Targets.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Shareholder Consideration Schedule" has the meaning set forth in Section 2(c).

"Shareholder Representative" shall mean Marc Cramer, as the person appointed pursuant to the Escrow Agreement to represent the beneficial interests of the shares held in Escrow and administer indemnification claims, and to represent the interests of the Targets and the Shareholders with respect to indemnification claims.

"Subsidiary" means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or similar body.

"Target Disclosure Schedule" has the meaning set forth in Section 4.

"Target Material Adverse Effect" means any fact, circumstance, occurrence, change, or development which has a material adverse effect on the Business, assets, liabilities, prospects, capitalization, or condition (financial or otherwise), of Target, or on the ability of the Targets to consummate the Transactions in accordance with the terms of this Agreement and the Documents, or on the ability of CBAI to operate the Business immediately after the Closing; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Target Material Adverse Effect:  any fact, circumstance, occurrence, change or development primarily arising out of or resulting from:  (A) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any courts or Governmental Authority; (B) changes, after the date hereof, in global or national political conditions or in general U.S. economic or market conditions affecting the Business; or (C) public disclosure of the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, and employees.

"Target Nondisclosure Agreement" means that Confidentiality and Non-Use Agreement, between CBAI, KonaCo, and KonaLLC relating to the confidential information of Targets.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, workers compensation, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Trade Secrets" has the meaning set forth the definition of the term "Intellectual Property Rights."

"Transaction Expenses" means the aggregate amount of all out of pocket expenses and fees incurred by or on behalf of, or to be paid by, the Targets (including any amounts incurred by the Shareholders or any of them individually that are to be reimbursed by the Company) relating to the negotiation of the Transactions represented in this Agreement and preparation of this Agreement or the Documents, including, without limitation:  (i) due diligence costs and legal, tax, accounting, environmental, advisory, and consulting fees; and (ii) fees, costs and expenses associated with consents and waivers and approvals required to effect the Transaction.

"Transactions" means all the transactions provided for by this Agreement and the other Documents.

"Working Capital" means, calculated on a KonaCo consolidated basis (consolidating all Targets and eliminating intercompany items) in accordance with GAAP, an amount equal to:  (i) current assets (excluding the Existing CBAI Shares); minus (ii) cash and cash equivalents; minus (iii) current liabilities (excluding all accruals for any Tax imposed on any of the Targets that is associated with the Existing CBAI Shares Transfer).

2.                 Basic Transaction.

(a)       The Merger.  On and subject to the terms and conditions of this Agreement, at the Effective Time, KonaCo will merge with and into AcquisitionCo (the "Merger") and AcquisitionCo will be the entity surviving the Merger.  The Merger shall have the effects set forth in the articles of merger (in a form agreed to by CBAI and KonaCo) and the Hawaii Business Corporation Act and Hawaii Limited Liability Company Act.  Immediately following the Closing, the Articles of Organization of AcquisitionCo will be amended to change its name to "Kona Brewing Co., LLC."  Immediately following the Closing, AcquisitionCo will distribute to CBAI AcquisitionCo's 80% membership interest in KonaLLC, with the result that AcquisitionCo will no longer have any membership interest in KonaLLC, and KonaLLC and AcquisitionCo will each be direct wholly owned subsidiaries of CBAI. Immediately following the Closing, the Operating Agreements of AcquisitionCo and KonaLLC will be amended to appoint Terry Michaelson as Manager of each of AcquisitionCo and KonaLLC, and to appoint Mattson Davis as President and Chief Executive Officer of each of AcquisitionCo and KonaLLC.  Immediately following the Closing, AcquisitionCo will appoint the Kona Board to serve in the capacity described in, and in accordance with Section 7(b)(i).

(b)       The Closing.  The closing of the Transactions (the "Closing") as provided in Section 3 shall take place at the offices of Miller Nash LLP, 111 S.W. Fifth Avenue, Suite 3500, in Portland, Oregon, commencing at 9:00 a.m. local time on a day agreeable to CBAI and Target and no later than three business days following the satisfaction or waiver of all conditions to closing set forth in Section 8. The date on which the Closing occurs is referred to herein as the "Closing Date".

(c)        Merger Consideration.  Subject to the terms and conditions of this Agreement, the aggregate merger consideration payable by CBAI and to be received by the Shareholders is the sum of:  (i) $5,986,000, plus (ii) the Adjustment Amount in cash (which may be a positive or negative number); plus (iii) 1,667,000 shares of CBAI Common Stock (the "Merger Consideration"), plus the Existing CBAI Shares.  The Merger Consideration will be allocated to the Shareholders pro rata in accordance with the number of Kona Shares held by each of the Shareholders at the Effective Time, as set forth on the Shareholder Consideration Schedule accompanying this Agreement (the "Shareholder Consideration Schedule").

(d)        Conversion of Target Shares.  At and as of the Effective Time, by virtue of the Merger and without any action on the part of KonaCo or the Shareholders, all of the Kona Shares outstanding at the Effective Time shall be canceled and converted into and represent the right to receive a pro rata share of the Merger Consideration and the Existing CBAI Shares in accordance with the Shareholder Consideration Schedule; provided, however, that no fractional shares of CBAI Common Stock will be issued by virtue of the Merger, and in lieu thereof the total number of shares of CBAI Common Stock to be received by each Shareholder will be rounded up or down (with any .5 share rounded up) to the nearest whole share.

(e)       Existing CBAI Shares.  As an effect of the Merger and in addition to the Merger Consideration, certificates for the Existing CBAI Shares will be delivered to the Shareholders in accordance with the Shareholder Consideration Schedule.

3.                 The Closing; Purchase Price Adjustment.

(a)         At the Closing,

(i)       The Targets and the Shareholders shall deliver to CBAI the various certificates, instruments and documents referred to in Section 8(a) below, to the extent not previously delivered;

(ii)      CBAI and AcquisitionCo shall deliver to KonaCo the various certificates, instruments and documents referred to in Section 8(b) below, to the extent not previously delivered;

(iii)     CBAI will file the articles of merger (in a form mutually agreed upon by CBAI and KonaCo) with the Secretary of State of the state of Hawaii;

(iv)      CBAI shall, in accordance with wire instructions received from each of the Shareholders, and in accordance with the Shareholder Consideration Schedule, deliver the cash component of the Merger Consideration, plus or minus the estimated Adjustment Amount as of the Closing Date (calculated based on KonaCo's Working Capital as reflected in the Estimated Final Balance Sheet);

(v)       CBAI will deliver to the Shareholders, in accordance with the Shareholder Consideration Schedule, the stock component of the Merger Consideration, less the Escrow Amount (which shall be delivered to the Escrow Agent in accordance with the Escrow Agreement); and

(vi)       Certificates for the Existing CBAI Shares will be delivered to the Shareholders in the names of and for the numbers of shares set forth on the Shareholder Consideration Schedule.

(b)         Purchase Price Adjustment.

(i)        Within 60 calendar days following the Closing, CBAI will prepare and deliver the Final Balance Sheet to the Shareholders.  After delivery of the Final Balance Sheet to the Shareholders, CBAI will permit the Shareholders and a reasonable number of their representatives to have reasonable access to the books, records, and other documents (including work papers) pertaining to or used in connection with CBAI's preparation of the Final Balance Sheet, and will provide the Shareholders with copies thereof as reasonably requested by the Shareholders.  If within 30 calendar days following delivery of the Final Balance Sheet to the Shareholders, none of the Shareholders has given CBAI notice of objection to the Final Balance Sheet (any such notice must set forth the objection in reasonable specificity and detail as to the nature of the objection), then KonaCo's Working Capital as reflected in the Final Balance Sheet will be used in computing the Adjustment Amount.  If any of the Shareholders objects to the Final Balance Sheet within the 30-day objection period, and CBAI is unwilling to amend the Final Balance Sheet in a manner that satisfactorily resolves such objection, then, if the Shareholders and CBAI cannot through good faith negotiations resolve the issues in dispute within an additional 15 calendar day period, the issues in dispute will be submitted to Moss Adams, LLP, or, if such firm is unable or unwilling for any reason to accept such engagement, a nationally or regionally recognized accounting firm reasonably acceptable to both CBAI and the Shareholders (the "Accountant") for resolution, and CBAI will bear 50% of the Accountant's fees and expenses and the Shareholders, jointly and severally, will bear 50% of the Accountant's fees and expenses.

(ii)       Based on the final determination of the Adjustment Amount:  (a) if the Merger Consideration is greater than the aggregate of payments made pursuant to Sections 3(a)(iv) and 3(a)(v), then CBAI will pay in cash the difference to the Shareholders pro rata in accordance with the number of Kona Shares held by each of the Shareholders at the Effective Time; and (b) if the Merger Consideration is less than the aggregate of payments made pursuant to Sections 3(a)(iv) and 3(a)(v), then the Shareholders will pay in cash the difference to CBAI pro rata in accordance with the number of Kona Shares held by each of the Shareholders at the Effective Time and as provided in the Shareholder Consideration Schedule.  Any payments due pursuant to this provision must be paid within 5 business days of final determination of the Adjustment Amount and will be treated as adjustments to the Merger Consideration.

4.                 Representations and Warranties of KonaCo and the Shareholders.  KonaCo represents and warrants to CBAI and AcquisitionCo, that the statements contained in this Section 4 are:  (x) correct and complete as of the date of this Agreement; and (y) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4) except as set forth in the disclosure schedule accompanying this Agreement (the "Target Disclosure Schedule").

Each of the Shareholders represents and warrants to CBAI and AcquisitionCo, that the statements contained in Section 4(a-f) (Organization, Qualification, Power, Capitalization, Authorization, and Noncontravention); 4(h) (Title to Properties; Encumbrances; Condition of Properties); 4(i) (Subsidiaries); 4(j) (Financial Statements); 4(k) (Undisclosed Liabilities); 4(m) (Absence of Certain Changes); 4(n) (Legal Compliance); 4(p) (Tax); Section 4(r) (Intellectual Property) with respect to ownership, license, or right to use Intellectual Property Rights; 4(w) (Affiliate Transactions); and 4(aa) (Environmental) are:  (x) correct and complete as of the date of this Agreement; and (y) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4) except as set forth in the Target Disclosure Schedule.

The Target Disclosure Schedule is arranged in paragraphs and subparagraphs corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Section 4, as applicable, and any fact or item disclosed on any disclosure schedule shall be deemed disclosed on all other disclosure schedules to which such disclosure is appropriately cross-referenced.

(a)        KonaCo's Organization, Qualification, and Corporate Power.  KonaCo is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.  KonaCo is duly authorized to conduct business and is in good standing and holds all material licenses and registrations required to conduct its business in the jurisdictions set forth in Section 4(a) of the Target Disclosure Schedule, which are all of the jurisdictions in which the character of the property owned or leased by it or the conduct of its business makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not materially and adversely affect the ongoing business of KonaCo.  KonaCo has full corporate power and authority to carry on the businesses in which it is engaged as such are being conducted and to own and use the properties owned and used by it.  KonaCo has made available to CBAI and AcquisitionCo complete and correct copies of KonaCo's articles of incorporation and bylaws as presently in effect.

(b)        KonaLLC's and KBE's Organization, Qualification, and Limited Liability Company Power.  Each of KonaLLC and KBE is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.  Each of KonaLLC and KBE is duly authorized to conduct business and is in good standing and holds all material licenses and registrations required to conduct its business in the jurisdictions set forth in Section 4(b) of the Target Disclosure Schedule, which are all of the jurisdictions in which the character of the property owned or leased by it or the conduct of its business makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not materially and adversely affect the ongoing business of KonaLLC or KBE.  Each of KonaLLC and KBE has full limited liability company power and authority to carry on the businesses in which it is engaged as such are being conducted and to own and use the properties owned and used by it.  Each of KonaLLC and KBE have made available to CBAI and AcquisitionCo complete and correct copies of the articles of organization and operating agreement or other applicable organizational documents of KonaLLC or KBE, as applicable, as presently in effect.

(c)         KonaCo's Capitalization.  The authorized capital stock of KonaCo consists of 250,000 shares of Common Stock, $1.00 par value, of which 2,500 shares are issued and outstanding.  W. Cameron Healy, Trustee of the Healy Family Trust, owns 1,625 shares of KonaCo's common stock; Sumpuran Khalsa owns 250 shares of KonaCo's common stock; and Mattson Davis owns 625 shares of KonaCo's common stock.  All of the issued and outstanding shares of KonaCo's common stock have been duly authorized and are validly issued, fully paid, and nonassessable.  Except for KonaCo's 80% membership interest in KonaLLC and KonaCo's 100% membership interest in KBE, KonaCo is not obligated to purchase, and KonaCo does not own, directly or indirectly, any equity securities or securities convertible into or exchangeable or exercisable for any equity securities of any Person.  All securities of KonaCo have been issued in compliance with applicable Laws and are fully paid and nonassessable and were issued free of preemptive or similar rights of any nature.  There are no voting trusts or other agreements or understandings in respect of the voting of the securities of KonaCo, and no securityholders have registration or other special rights relating to ownership of securities of KonaCo.  Except as set forth in Section 4(c) of the Target Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other securities, contracts or commitments of any nature that could require KonaCo to:  (i) issue, sell, or otherwise cause to become outstanding any of its securities (equity, debt, convertible or otherwise); (ii) acquire any of its securities (equity, debt, convertible or otherwise); (iii) pay any dividends on any of its securities (equity, debt, convertible or otherwise); or (iv) purchase, redeem or retire any outstanding shares of any of its securities (equity, debt, convertible or otherwise).  As of the Closing, there will be no outstanding or authorized restricted stock, restricted units, stock appreciation rights, phantom stock, stock options, stock warrants or similar rights with respect to KonaCo.

(d)         KonaLLC's and KBE's Capitalization.  The issued and outstanding membership interest in KonaLLC and KBE are owned by KonaCo, except for the 20% membership in KonaLLC owned by CBAI.  All of the outstanding membership interest in KonaLLC and KBE has been validly issued, and no further amounts are owing in connection with that membership interest.  Neither KonaLLC or KBE is obligated to purchase, nor does either company own, directly or indirectly, any equity securities or securities convertible into or exchangeable or exercisable for equity securities of any Person.  All membership interest in KonaLLC and KBE have been issued in compliance with applicable Laws and the operating agreements for each entity.  Except as set forth in Section 4(d) of the Target Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other securities, contracts or commitments of any nature that could require KonaLLC or KBE to:  (i) issue, sell, or otherwise cause to become outstanding any of its securities (equity, debt, convertible or otherwise); (ii) acquire any of its securities (equity, debt, convertible or otherwise); (iii) pay any dividends on any of its securities (equity, debt, convertible or otherwise); or (iv) purchase, redeem or retire any outstanding securities (equity, debt, convertible or otherwise).  There are no outstanding or authorized restricted stock, restricted units, stock appreciation, phantom stock, stock options, stock warrants or similar rights with respect to KonaLLC or KBE.

(e)          Authorization of Transaction.  Each Target has the requisite corporate or limited liability company power and authority to execute and deliver each of this Agreement and the Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions.  Upon execution and delivery by each of the Targets, this Agreement and the Documents to which a Target is a party will constitute the legal, valid and binding obligation of such Target, enforceable against such Target in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  KonaCo's board of directors and the Shareholders have approved this Agreement and the Transactions.

(f)           Noncontravention.  Neither the execution and delivery of this Agreement or any Document, nor the performance by any Target of its respective obligations hereunder or thereunder and consummation of the Transactions will:  (i) subject to proper transfer of applicable licenses, violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government or Governmental Authority to which any Target is subject or any provision of any Target's articles of incorporation, articles of organization, bylaws, or operating agreement, as applicable; (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by any Target or that otherwise relates to the business of, or any of the assets owned or used by, any Target; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, materially modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Target is a party or by which any Target is bound or to which any of its assets is subject, except such as would not result in a Target Material Adverse Effect (but this exception shall not apply to Affiliate Transactions).  Section 4(f) of the Target Disclosure Schedule lists all notices, filings, authorizations, consents and approvals required to be given by any Target to, made by any Target with, or obtained by any Target from, any Governmental Authority or third party (other than a Party) in order for the Parties to consummate the Transactions.

(g)          Brokers' Fees.  No Target has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions.

(h)          Title to Properties; Encumbrances; Condition of Properties.  All of the Targets have good, valid and marketable title to all the properties and assets as and to the extent reflected in the Interim Balance Sheet and all of the properties and assets purchased or otherwise acquired by any of the Targets since the Interim Balance Sheet Date, in each case free and clear of all Encumbrances, except for:  (i) any of such properties or assets sold or otherwise disposed of in the ordinary course of business and consistent with past practice; (ii) liens for current taxes not yet due or which are being contested in good faith by appropriate proceedings (in which case appropriate reserves have been established and disclosed on the Target Disclosure Schedule); (iii) Encumbrances which are not material to the value of the properties or assets encumbered and which do not impair in any material respect the current use or operation of such properties and assets; and (iv) mechanics', materialmen's, carriers', warehousemen's and other like liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 30 days or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and disclosed on the Target Disclosure Schedule.  All of the Targets have the right to use all assets and properties not owned by any Target but utilized in connection with its respective business.  The rights, properties and other assets presently owned, leased, licensed or otherwise used by the Targets include all such rights, properties and other assets necessary to permit the Targets to conduct their respective business in all material respects in the same manner as such business has been conducted prior to the date hereof or the Closing Date, as applicable.  The equipment and other tangible property or assets owned or used by the Targets are in the aggregate in good condition, reasonable wear and tear excepted, and adequate for the uses to which they are being put.

(i)           Subsidiaries.  KonaCo owns an 80% membership interest in KonaLLC and 100% membership interest in KBE, and otherwise has no Subsidiaries.  Neither KonaLLC nor KBE has any Subsidiaries.

(j)           Financial Statements.  Copies of the following financial statements of the Targets have been provided to CBAI :  (i) audited consolidated balance sheets at December 31, 2009, (ii) audited consolidated statements of income, changes in stockholders' equity and cash flows as of and for the fiscal year ended December 31, 2009, (iii) unaudited consolidated balance sheets at December 31, 2008, and (iv) unaudited consolidated statements of income, changes in stockholders' equity and cash flows as of and for the fiscal year ended December 31, 2008 (collectively the "Financial Statements").  Copies of the following financial statements of the Targets will have been provided to CBAI prior to the Closing:  the Interim Balance Sheet and an unaudited consolidated statement of income as of the Interim Balance Sheet Date and for the partial fiscal year then ended (the "Interim Statements").  The Financial Statements have been prepared from, are in accordance with and accurately reflect the books and records of the Targets, and fairly present the financial condition of such entities as of such dates and the results of operations of such entities for such periods.  The audited consolidated statements of income, changes in stockholders' equity and cash flows as of and for the fiscal year ended December 31, 2009 have, and, at Closing, for the fiscal year ended December 31, 2008 and the periods presented in the Interim Statements, including in each case the notes thereto, will have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby.

(k)           No Undisclosed Liabilities.  No Target has any Liabilities, except: (a) as and to the extent reflected or reserved against on the Interim Balance Sheet; and (b) Liabilities incurred in the ordinary course of business and consistent with past practice since the Interim Balance Sheet Date.  The reserves reflected in the Financial Statements are reasonable and have been calculated consistent with past practice.

(l)            Books and Records.  The books and records of the Targets are complete and correct in all material respects.  True and complete copies of all minute books or similar records relating to the business of each Target and stock record books or similar record of each Target have been made available to CBAI.

(m)           Absence of Certain Changes.  Since the Interim Balance Sheet Date, there has not occurred any event or circumstance constituting or giving rise to a Target Material Adverse Effect and no Shareholder is aware of any events or circumstances which could, upon the passage of time or otherwise, give rise to a Target Material Adverse Effect.  During the period commencing on June 30, 2010, and ending on the date of this Agreement, each Target has conducted its business only in the normal and ordinary course in a manner consistent with past practice and, except in connection with the Existing CBAI Shares Transfer and the Preclosing True-up, there has not been any:

(i)       change in any Target's authorized or issued equity securities; grant or issuance of any option or right to purchase equity securities of any Target or any security convertible into or exchangeable or exercisable for such equity securities; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Target of any equity securities;

(ii)      amendment to the articles of incorporation, articles of organization, bylaws, or operating agreement of any Target;

(iii)     labor dispute or claim of unfair business practices involving any Target; entry into or change in the compensation payable or to become payable to any of the officers, directors or employees of any Target who have total annual compensation in excess of $50,000; any change of compensation payable to or to become payable to a class or category of employees of any Target other than in the ordinary course of business, consistent with past practices; any change, or any prospective change (other than changes which may occur in connection with the Transactions) with respect to the employment status or compensation of any officer or director of any Target; or any change in benefits payable under any existing severance or termination pay policies, employment agreements or other generally applicable compensation policies;

(iv)      grant, issuance, acceleration, payment, accrual or agreement to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adoption or amendment of, any new or existing Employee Benefit Plan;

(v)       entry into, termination or amendment of, or receipt of notice (oral or written) of termination of or reduction of business under any Material Contract;

(vi)      change in any method of calculating any bad debt, contingency or other reserves, or any other change in the accounting methods or practices used by any Target;

(vii)     cancellation or waiver of any claims or rights with a value to any Target greater than $10,000 individually;

(viii)    new election or change in any existing election relating to Taxes, settlement of any claim or assessment relating to Taxes, consent to any claim or assessment relating to Taxes, or waiver of the statute of limitations for any such claim or assessment;

(ix)      write-down or write-off of any notes or accounts receivable, either individually or in the aggregate, in excess of $10,000;

(x)       disposal or lapse of or material amendment to any material Intellectual Property Rights;

(xi)      declaration, payment or setting aside for payment of any dividend or other distribution in respect of equity securities of any Target or redemption, purchase or other acquisition, directly or indirectly, of any equity securities or other securities of any Target;

(xii)     payment, loan or advance of any amount to, or sale, transfer or lease of any properties or assets (real, personal or mixed, tangible or intangible) to, agreement or arrangement with, or change in its existing borrowing or lending arrangements for or on behalf of, any Target's officers, directors, managers or members or any Affiliate of any of its officers, directors, managers or members;

(xiii)    change in the methods, practices, or timing of any Target's collection of receivables or payment of payables;

(xiv)     material destruction, damage or loss (casualty or other) to any properties or other assets of any Target;

(xv)      purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of any Target other than in the ordinary course of business consistent with past practice; or

(xvi)     agreement, whether oral or written, by any Target or any of its Affiliates to do any of the foregoing.

(n)           Legal Compliance.  Each Target has materially complied, and is in material compliance, with all applicable Laws.

(o)           Licenses and Permits.   All material governmental, agency or commission licenses, approvals, registrations and permits (the "Permits") required by applicable law to be held or secured by any Target are listed on Section 4(o) of the Target Disclosure Schedule.  Each of the Targets is, and at all times has been, in material compliance with all of the terms and requirements of such Permits.  Each Permit is in full force and effect, and will continue to be so upon consummation of the Transaction, and all necessary renewals have been, and upon consummation of the Transaction will be, duly filed.

(p)           Tax Matters.

(i)         All Tax returns, declarations, statements, reports, forms and similar statements (including estimated Tax returns, claims for refunds, amended returns and reports and information returns and reports), including, without limitation, any schedule or attachment thereto and including any amendment thereof, required to be filed with any taxing authority by or on behalf of the Targets (the "Target Returns"), were filed when due (including any applicable extension periods) in accordance with all applicable laws and are correct and complete as submitted.  No claim has been made by an authority in a jurisdiction where any Target does not file Tax returns that any Target may be subject to any Tax in that jurisdiction.

(ii)        KonaCo has not in the past ten years been a validly electing S corporation within the meaning of Internal Revenue Code Sections 1361 and 1362.

(iii)       KonaLLC is taxed as a partnership and KBE is taxed as a disregarded entity for federal and state tax purposes and have never been taxed as any other form of entity.

(iv)        All Targets timely paid, or withheld and remitted to the appropriate taxing authority, all Taxes due and payable by such entities under any applicable law.

(v)         The charges, accruals and reserves for Taxes on the Interim Balance Sheet (whether or not due and whether or not shown on any Target Return but excluding any provision for deferred income Taxes) are adequate under GAAP to cover Taxes accruing through the date thereof and are otherwise in compliance with GAAP.

(vi)        There is no inquiry, investigation, action, or audit now pending or threatened against or in respect of any Tax or "tax asset" of any Target.  For purposes of this section, the term "tax asset" shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes.

(vii)       No Target is party to any tax sharing, allocation, or apportionment agreement.

(viii)      No Target is or has ever been a member of an affiliated group filing a consolidated federal income tax return.

(ix)        No Target has any liability for the taxes of any Person (other than for a Person that is a Target) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(x)         No Target has waved any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency.

(q)           Real Property.  No Target owns any real property.  Section 4(q) of the Target Disclosure Schedules identifies all leases and agreements for the rental of real property to which KonaCo, KonaLLC, or KBE is a party (as lessor or lessee) or by which such real property may be bound (the "Leased Real Property"). Neither the execution or delivery of this Agreement or any Document, nor the performance by KonaCo of its obligations hereunder or thereunder and consummation of the Transactions will accelerate, modify, or terminate any of the arrangements with respect to the Leased Real Property, except as otherwise provided herein.  KonaCo has valid and existing leasehold interests in all of the real property that it operates or occupies.  A true, correct and complete copy of each lease relating to Leased Real Property (each, a "Lease") has been made available to CBAI.  Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, and there are no existing defaults by KonaCo or any landlord under any of the Leases.  No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease.  No condemnation, eminent domain, or similar proceeding exists, is pending or threatened, with respect to or that could affect, any Leased Real Property.  The Leased Real Property and the business conducted thereon comply in all material respects with the terms of the applicable Leases and all applicable Laws.

(r)            Intellectual Property.  Each Target owns, or is licensed or otherwise has the right to use, all Intellectual Property Rights which are used in its respective business, and such rights as are stated under License Agreements executed by the Targets.  No claims are pending or, to the knowledge of any Target, threatened that any Target is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Rights or under License Agreements executed by the Targets.  No Target has actual knowledge that any person is infringing the rights of any Target with respect to any Intellectual Property Rights.  There are no claims pending which challenge the legality, validity, enforceability, use or ownership of any Target's Intellectual Property Rights or enforceability of any License Agreement.  Section 4(r) of the Target Disclosure Schedule lists all registered Intellectual Property Rights of any of the Targets.

(s)            Contracts.

(i)          Section 4(s)(i) of the Target Disclosure Schedule sets forth a complete and accurate list and (in the case of oral contracts) description of each contract, whether written or oral, exclusive of written agreements with CBAI:  (i) with Persons to whom any Target is required to make aggregate payments in any twelve-month period in excess of $75,000 other than with respect to Leases; (ii) with Persons to whom any Target received revenues in excess of $75,000 during the year ended December 31, 2009 or for which the lump sum or fixed price thereunder is in excess of $75,000; (iii) that relates to Indebtedness of any Target; (iv) for capital expenditures in excess of $75,000; (v) for consulting services to any Target with Persons to whom any Target has made, or is likely to make, aggregate payments in any twelve-month period in excess of $10,000; (vi) providing for the purchase of all or substantially all of its requirements of a particular product or service from a supplier; (vii) that restricts in any manner the conduct of the business of any Target, or (viii) with suppliers providing for aggregate payments in any twelve-month period in excess of $75,000 (each of the contracts listed in clauses (i) through (viii), together with the Leases, Licenses, and the contracts disclosed under Section 4, a "Material Contract").  Each Material Contract is in full force and effect and is enforceable in accordance with its terms.  Upon the consummation of the Transactions, each such contract will remain in full force and effect.  With respect to each Material Contract, there is not any default or event that, with notice or lapse of time or both, would constitute a default on the part of any Target.

(ii)         Each Target has made available to CBAI and AcquisitionCo a complete and accurate copy of each written Material Contract.

(iii)        To KonaCo's actual knowledge, no Target has received any notice that any party to a Material Contract intends to cancel or otherwise materially modify its relationship with such Target (or CBAI or AcquisitionCo following the Closing) as a result of the Transactions or otherwise.

(iv)         No Target is party to any employment agreement, separation agreement, retention agreement, change in control agreement, collective bargaining agreement or any other agreement that provides for any severance or termination pay.

(v)          There are no outstanding loans from any Target to any Person, and no Target is party to any agreement requiring it to acquire or guarantee any debt obligations of, or make any loan or capital contribution to, any Person.

(vi)         No Target is restricted by agreement from carrying on its business anywhere in the world.

(vii)        Section 4(s)(vii) of the Target Disclosure Schedule sets forth a complete list of all powers of attorney granted by or to any Target.

(viii)       No Target has incurred any Liabilities, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any Person (including pursuant to any indemnification agreements) other than indemnification obligations under Material Contracts.

(t)             Customers and Suppliers.

(i)           Section 4(t)(i) of the Target Disclosure Schedule sets forth (x) a list of each customer (other than CBAI) from whom any Target received aggregate revenues in excess of $75,000 during the twelve months ended December 31, 2009.  No Person listed in Section 4(t)(i) of Target Disclosure Schedule has suspended, canceled or otherwise terminated its relationship with any Target or materially decreased its usage or purchase of the services or products of any Target.  No Person listed in Section 4(t)(i) of the Target Disclosure Schedule has any intention to suspend, terminate or cancel its relationship with any Target.

(ii)          Section 4(t)(ii) of the Target Disclosure Schedule sets forth a list of each supplier (other than CBAI) from whom any Target received aggregate products or services in excess of $75,000 during the twelve months ended December 31, 2009 (the "Material Suppliers").  Each Target's relationship with each of its Material Suppliers is a good commercial working relationship, and since the Balance Sheet Date, no Material Supplier has canceled, suspended, materially modified, or otherwise terminated its relationship with any Target, or materially decreased availability of its services, supplies or materials to any Target.  No Material Supplier has any intention to do any of the foregoing.

(u)             Accounts Receivable; Inventory.  All accounts receivable reflected in the Financial Statements represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and are properly reflected in the Financial Statements in accordance with GAAP and the accounts receivables reserves are calculated consistent with past practice.  Since the Interim Balance Sheet Date, each Target has collected its respective accounts receivable in the ordinary course of business and in a manner which is consistent with past practices.  All inventory reflected on the Interim Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of the Targets' business, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided and all intercompany profit or other mark-up has been eliminated).  All inventory purchased since the Interim Balance Sheet Date consists of a quality and quantity usable and saleable in the ordinary course of the Targets' business.

(v)             Disputed Accounts Payable.  There are no material (individually or in the aggregate) unpaid invoices or bills, representing amounts alleged to be owed by any Target, or other alleged obligations of any Target, which such Target has disputed or determined to dispute or refuse to pay.  All accounts payable and notes payable of any Target arose in bona fide arm's length transactions in the ordinary course of business and no material account payable or note payable is delinquent in its payment.  Since the Interim Balance Sheet Date, each Target has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices.

(w)             Affiliate Transactions.  Section 4(w) of the Target Disclosure Schedule lists all material Affiliate Transactions.

(x)              Litigation.  There is no action, suit, proceeding, dispute resolution proceeding, charge, grievance or investigation known to any Target (each, a "Proceeding"), by or before any Governmental Authority or other regulatory or administrative agency or commission or arbitration panel or dispute resolution board or other adjudicative entity pending or threatened against or involving any Target, or which questions or challenges or could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.  No Target is subject to any judgment, order or decree.

(y)              Employee Benefits.

(i)           Section 4(y) of the Target Disclosure Schedule contains a true and complete list of each Employee Benefit Plan.

(ii)          Targets have made available to CBAI and AcquisitionCo true and complete copies of all relevant documents concerning each Employee Benefit Plan, including but not limited to the following documents, as applicable:

(1)        a copy of its governing instruments, including plan documents and all amendments thereto and, if applicable, insurance contracts or a written description of any Employee Benefit Plan that not otherwise in writing;

(2)        a copy of the annual report or Internal Revenue Service Form 5500 filing (with schedules thereto) for the last three plan years ending prior to the date of this Agreement;

(3)        a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD and all other material communications to employees or beneficiaries relating to each Employee Benefit Plan;

(4)        a copy of any trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

(5)        all contracts with respect to which Target or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, service provider agreements, subscription and participation agreements and record keeping agreements;

(6)        the most recent determination letter received from the IRS with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code;

(7)        a list of all Target or ERISA Affiliate current or former employees (and their beneficiaries) eligible for continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") as of the date of this Agreement, the date on which such individuals were given notice of their COBRA eligibility, whether they elected COBRA coverage, the last date on which a premium was received from the employee or former employee for COBRA coverage, and whether the individual applied for and is (or is not) receiving a subsidy pursuant to the American Recovery and Reinvestment Act of 2009 or Temporary Extension Act of 2010;

(8)        a list of all Target or ERISA Affiliate employees for whom any Target or ERISA Affiliate has approved any type of leave of absence (paid or unpaid) extending until or after the Closing Date; and

(9)        a list of all Target or ERISA Affiliate employees with rights under the Uniformed Services Employment and Reemployment Rights Act, as amended.

(iii)         None of the Targets nor any ERISA Affiliate currently maintains or contributes to (or previously has maintained or contributed to) (i) an "employee pension plan" (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any multiple employer plan, under which any Target or ERISA Affiliate could be liable under Sections 4063 or 4064 of ERISA, or (iv) a stock bonus plan within the meaning of Code Section 401(a).

(iv)          None of any Target, any ERISA Affiliate, any Employee Benefit Plan, or any trust created thereunder, nor, to the knowledge or reasonable belief of each Shareholder, any trustee, fiduciary, or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which any Target or any ERISA Affiliate could be subject to any liability, including a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(v)           All contributions and premiums that any Target or any ERISA Affiliate is required to pay in connection with an Employee Benefit Plan as of the date of this Agreement have been made.  No contribution has been made in support of any Employee Benefit Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution is made.

(vi)          Each of the Employee Benefit Plans has been maintained, operated, and administered in accordance with applicable laws, including but not limited to ERISA, the Code, and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), as amended, and regulations thereunder.  Any Employee Benefit Plan that is a group health plan was not amended in any manner after March 23, 2010, and, unless the Parties agree in writing, will not be amended on or before the Closing Date.  All amendments and actions required for the Employee Benefit Plans to be in conformity with all of the applicable provisions of ERISA, the Code, HIPAA, and other applicable laws have been timely made or taken.  All reports and filings with governmental agencies required in connection with each Employee Benefit Plan have been properly and timely made.  All disclosures and notices required by law, including to maintain status as a "grandfathered plan" under Sections 1251 and 10103 of the Patient Protection and Affordable Care Act, as amended, or by the terms of an Employee Benefit Plan to be given to participants and beneficiaries have been properly and timely made.

(vii)         Each of the Employee Benefit Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.  Target has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred or circumstance exists that will or could affect such qualified status.  Each of the Employee Benefit Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies and has satisfied such requirements.

(viii)        No amounts payable under any of the Employee Benefit Plans or any other contract, agreement or arrangement with respect to which Target may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(ix)          No Employee Benefit Plan promises or provides health or life benefits (whether or not insured) with respect to current or former employees, officers, directors or consultants of Target or any ERISA Affiliate after retirement or other termination of service, other than continuation benefits required by state or federal law or fully paid by the retiree.

(x)           The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of any Target or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment unless required by applicable law, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant unless required by applicable law.

(xi)          Target and any ERISA Affiliate have the right to modify and terminate any Employee Benefit Plan without material liability.

(xii)         There are no pending, or to the knowledge or reasonable belief of each Shareholder, no threatened, or anticipated claims by or on behalf of any Employee Benefit Plan or related trust or by any current or former employee, officer, director or consultant (or beneficiary thereof) against any Employee Benefit Plan or related trust or otherwise involving any such plan (other than routine uncontested claims for benefits with respect to the Employee Benefit Plan) or trust.

(z)             Employees.  Section 4(z) of the Target Disclosure Schedule sets forth the current employees of each Target, exclusive of employees with annualized compensation of less than $35,000 per year, including a list of the names, job titles or classifications, work locations, current pay rates, and total compensation paid during the 6-month period ended June 30, 2010.  KBE has no employees.  Except as specifically detailed in Section 4(z) of the Target Disclosure Schedule, after Closing no Target will have any material bonus, stock option, management incentive, or similar incentive compensation plans (collectively, the "Bonus Plans") in effect, nor will it have any amounts outstanding and owing under any such Bonus Plans.  No Target is party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, labor dispute, lockout, work slowdown or work stoppage or any other collective bargaining dispute within the past five years.  To the knowledge or reasonable belief of KonaCo and each Shareholder, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any Target or any of their respective employees.  Each Target has complied in all material respects with all Laws relating to the employment of labor, including, but not limited to, laws governing wages and hours, payment of overtime, classification of independent contractors, workplace safety, collective bargaining, immigration,  payment of Social Security, plant closures and layoffs, unemployment and withholding taxes, and equal employment opportunity, affirmative action, employee leave, and workplace discrimination or harassment.

(aa)            Environmental, Health, and Safety Matters.

(i)            All of the Targets are in compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by each Target of all Permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof.

(ii)           There is no Environmental Claim pending or threatened against any of the Targets, or against any Person whose liability for any Environmental Claim any of the Targets has retained or assumed contractually or for which any of the Targets may be liable by operation of law.

(iii)          There are no past or present actions, inactions, omissions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that constitute a material violation of Environmental Laws or for which any of the Targets has retained or assumed either contractually or by operation of law any costs or liabilities under Environmental Law.

(iv)           Each of the Targets has made available to CBAI all assessments, reports, and results of investigations or audits conducted by or at the direction of any of the Targets in connection with the Real Property, including any of the foregoing regarding any violation of Environmental Laws by any of the Targets, or the noncompliance by any of the Targets with any Environmental Laws.

(bb)            Insurance.  Each of the Targets has made available to CBAI :  (a) a true and complete list of all of each Target's insurance policies currently in force; and (b) a description of material risks that each Target has designated as being self-insured.  All such policies are in full force and effect and shall continue to be in full force and effect through the Closing Date, all premiums due thereon have been paid by each Target, and each Target is in compliance in all material respects with the terms and provisions of such policies.  No Target has received any notice of cancellation of any such policies or refusal of coverage thereunder or any notice that such policies are no longer in full force and effect.  Section 4(bb) of the Target Disclosure Schedule sets forth any and all claims made by any Target for insurance policy coverage in excess of $100,000 for any single event during the 5 years ending on the date of this Agreement.

(cc)            Product Liability.  No Target has any material Liability arising out of any injury to individuals or property as a result of any product produced, manufactured, supplied, marketed, distributed or sold by any of the Targets.

(dd)            Outstanding Indebtedness.  Except as disclosed in Section 4(ee) of the Target Disclosure Schedule no Target has any Indebtedness as of the date of this Agreement.

(ee)             Product Quality.  With respect to any product currently (or within the past seven years) produced, manufactured, supplied, marketed distributed or sold by any of the Targets:  such products (i) are not, and have not been, adulterated or misbranded within the meaning of those terms under the Federal Food, Drug and Cosmetic Act, as amended, or any applicable federal or state law or regulation, and (ii) in all material respects, do comply, and have complied, with all federal, state or local laws and regulations relating to the product's manufacture, quality, labeling, identity, quantity, packaging or any other matter applicable to the products.

(ff)               Correctness of Representations and Warranties.  This Section 4, together with the Target Disclosure Schedule, does not contain any untrue statement of material fact necessary to make the statements and information contained herein or therein, under the circumstances under which they were made, not misleading.

5.                 Additional Representations and Warranties of the Shareholders.  Each Shareholder severally represents and warrants to CBAI and AcquisitionCo that the statements contained in this Section 5 are:  (x) correct and complete as of the date of this Agreement; and (y) will be correct and complete as of the Closing Date (as though made then and as through the Closing Date were satisfied for the date of this Agreement).

(a)               Financial Knowledge and Experience.  Such Shareholder has the necessary knowledge and experience in financial and business matters, and in particular, the business of CBAI, to evaluate the merits and risks of receiving and holding CBAI Common Stock under the terms of this Agreement, and such Shareholder has relied upon CBAI's public announcements, press releases and reports filed under the Securities Exchange Act of 1934 and such Shareholder's own knowledge and investigation of CBAI and not specifically upon any representations or warranties made by CBAI except as set forth in this Agreement.

(b)               Restrictions on Transfer of CBAI Common Stock.  Such Shareholder understands that the shares of CBAI Common Stock to be issued pursuant to this Agreement have not been registered under federal or state securities laws and will be issued in reliance upon exemptions from registration requirements under state and federal securities laws and cannot be offered for sale, sold or otherwise transferred unless subsequently registered or exempt from registration under such laws, and certificates therefor will contain a legend to this effect.

(c)                Underwriting and Resale of CBAI Common Stock.  The shares of CBAI Common Stock received by such Shareholder pursuant to the terms of this Agreement:  (i) are being acquired in good faith for such Shareholder's own account, for investment and not with a view toward resale or other distribution; and (ii) will not be offered for sale, sold or otherwise transferred without registration or exemption from registration requirements.

(d)                KonaCo's Shares.  The KonaCo Shares held by such Shareholder and to be surrendered at Closing in exchange for the Merger Consideration will be delivered free and clear of all liens and encumbrances, and no consent, approval or notice to any Person is required in order for such Shareholder to participate in and complete each of the Transactions.  No Person has any interest in such Shareholder's Kona Shares pursuant to Article 3 or 4 of KonaCo's Articles of Incorporation or any right of first refusal or right of first offer or other right to purchase such securities.

6.                 Representations and Warranties of CBAI.  CBAI and AcquisitionCo, jointly and severally, represent and warrant to each of the Shareholders that the statements contained in this Section 6 are:  (x) correct and complete as of the date of this Agreement; and (y) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6) except as set forth in CBAI's and AcquisitionCo's disclosure schedule accompanying this Agreement (the "CBAI Disclosure Schedule").  The CBAI Disclosure Schedule is arranged in paragraphs and subparagraphs corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Section 6, as applicable, and any fact or item disclosed on any disclosure schedule shall be deemed disclosed on all other disclosure schedules to which such disclosure is appropriately cross-referenced.

(a)                 CBAI's Organization.  CBAI is a corporation duly organized, validly existing, and in good standing under the laws of the state of Washington.  CBAI has full corporate power and authority to carry on the businesses in which it is engaged as such are being conducted and to own and use the properties owned and used by it.

(b)                 AcquisitionCo's Organization.  AcquisitionCo is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Hawaii.  AcquisitionCo is taxed as a disregarded entity for federal and state tax purposes.

(c)                  Authorization of Transaction.  Each of CBAI and AcquisitionCo has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver each of this Agreement and the Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions.  Upon execution and delivery by CBAI and AcquisitionCo, each of this Agreement and the Documents to which CBAI or AcquisitionCo is a party will constitute the legal, valid and binding obligation of CBAI or AcquisitionCo, as applicable, enforceable against CBAI or AcquisitionCo, as applicable, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  CBAI's board of directors has adopted resolutions approving this Agreement and the Transactions.

(d)                  Noncontravention.  Neither the execution and delivery of this Agreement or any Document, nor the performance by each of CBAI and AcquisitionCo of its respective obligations hereunder or thereunder and consummation of the Transactions will: (i) violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government or Governmental Authority to which CBAI or AcquisitionCo is subject or any provision of the CBAI's or AcquisitionCo's articles of incorporation, articles of organization, bylaws, or operating agreement, as applicable; or (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by CBAI or AcquisitionCo or that otherwise relates to the business of, or any of the assets owned or used by, CBAI or AcquisitionCo; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, materially modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which CBAI or AcquisitionCo is a party or by which CBAI or AcquisitionCo is bound or to which any of its assets is subject, except such as would not result in a CBAI Material Adverse Effect. Section 6(d) of the CBAI Disclosure Schedule lists all notices, filings, authorizations, consents and approvals required to be given by CBAI or AcquisitionCo to, made by CBAI or AcquisitionCo with, or obtained by CBAI or AcquisitionCo from, any Governmental Authority or third party (other than a Party) in order for the Parties to consummate the Transactions, except such as relate to the regulation of alcoholic beverages or would not result in a CBAI Material Adverse Effect.

(e)                   CBAI's Capitalization.  The entire authorized capital stock of CBAI consists of 50,000,000 shares of common stock, par value $.005 per share, of which 17,109,063 shares were issued and outstanding as of July 29, 2010.  All of the issued and outstanding CBAI Common Stock has been duly authorized and is validly issued, fully paid, and nonassessable.  Except as disclosed in CBAI's annual report on Form 10-K for the fiscal year ended December 31, 2010 or quarterly reports on Form 10-Q for the quarter ended March 31, 2010, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other securities, contracts or commitments that could require CBAI to (i) issue, sell, or otherwise cause to become outstanding any of its securities (equity, debt, convertible or otherwise), (ii) acquire any of its securities (equity, debt, convertible or otherwise), (iii) pay any dividends on any of its securities (equity, debt, convertible or otherwise), or (iv) purchase, redeem or retire any outstanding shares of any of its securities (equity, debt, convertible or otherwise).  CBAI is not now and has never been a shell company or, if it is now or ever has been, it has fully complied with Rule 144(i)(2).

(f)                    SEC Filings; CBAI Financial Statements.

(i)           CBAI has filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by it with the SEC since January 1, 2009 (as such documents have since the time of their filing been amended or supplemented, the "CBAI SEC Reports").  As of the respective dates they were filed, after giving effect to any amendments or supplements thereto filed prior to the date hereof, (i) each CBAI SEC Report complied as to form in all material respects with the requirements of the Exchange Act, and (ii) none of the CBAI SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(ii)          Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the CBAI SEC Reports (the "CBAI Financial Statements") was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of CBAI and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of complete footnotes).

(g)                   Correctness of Representations and Warranties.  This Section 6, together with the CBAI Disclosure Schedule, does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements and information contained herein or therein, in light of the circumstances under which they were made, not misleading.

7.                 Covenants.  The Parties shall comply with the following covenants:

(a)                    From Execution through Closing.  From the date of execution of this Agreement through the Closing Date:

(i)           General.  Upon the terms and subject to the conditions of this Agreement, each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the Merger in accordance with the terms of this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

(ii)          Notices and Consents.  Targets and CBAI will give the notices to third parties and Governmental Authorities, and will each use its commercially reasonable efforts to obtain or make the filings, authorizations, consents and approvals listed in Section 4(f) of the Target Disclosure Schedule and Section 6(d) of the CBAI Disclosure Schedule, respectively; provided that neither Party shall make any agreements or understandings adversely affecting it or its business or assets in any material respect as a condition to obtaining any such authorizations, consents or approvals, except with the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

(iii)         Regulatory Matters and Approvals.  Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain requisite authorizations, consents, and approvals of governments and Governmental Authorities.  Without limiting the generality of the foregoing:

(1)       Alcoholic Beverage Regulation.  Each of the Parties shall give all notices, make all filings and use its commercially reasonable efforts to obtain all authorizations, consents, and approvals that relate to the regulation of alcoholic beverages and are required to be given by the Party to, made by the Party with or obtained by the Party from any Governmental Authority in order for the Parties to consummate the Transactions.

(2)       Other Regulatory Matters.  CBAI and each Target shall cooperate and use reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions, and each of CBAI and Target shall promptly provide to the other all information necessary or otherwise reasonably requested in connection with such filings.  Each of CBAI and KonaCo shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable.  CBAI and each Target agrees that it shall consult with each other with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions and shall keep the other apprised of the status of material matters relating to completion of the Transactions.

(iv)          Operation of Business.  Each Party covenants and agrees that, after the date hereof and prior to the Closing Date, except as expressly contemplated by this Agreement, the Target Disclosure Schedule or the CBAI Disclosure Schedule or as agreed to in writing by the other Party, it will conduct its business in the same manner as heretofore conducted and only in the ordinary course consistent with past practice, and it will use its commercially reasonable efforts to preserve its business organization and keep available the services of its current officers and employees, to the end that its goodwill and ongoing business shall not be impaired at the Closing Date in any material respect.  Without limiting the generality of the foregoing, each Target covenants and agrees that, after the date hereof and prior to the Closing Date, except as expressly contemplated by this Agreement, the Target Disclosure Schedule or the CBAI Disclosure Schedule or as agreed to in writing by CBAI, it will not:

(1)       institute any new methods of operation, purchase, sale, lease, management, or accounting (except as may be required under GAAP), or engage in any transaction or activity other than in the ordinary course of business consistent with past practice;

(2)       (A) amend its articles of incorporation, articles of organization, bylaws, or operating agreement, as applicable; (B) purchase, issue, sell, transfer, pledge, dispose of, grant any option in or encumber any shares of its capital stock or other securities; (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of its capital stock or other securities, except for distributions of cash and cash equivalents; (D) split, combine or reclassify any shares of its capital stock or other securities; (E) redeem, purchase or otherwise acquire directly or indirectly any shares of its capital stock or other securities; or (F) purchase or otherwise invest in any securities issued by any Person;

(3)       organize any subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in (or any right or option to receive any of the foregoing) the business, of any other Person;

(4)       modify, amend or terminate any of its material contracts, waive, release or assign any material rights or claims thereunder, or fail to continue to perform its obligations thereunder;

(5)       other than in the ordinary course of business consistent with past practice or as approved by CBAI in the Preclosing True-up (A) incur or assume any Indebtedness; (B) modify the terms of any Indebtedness or other liability; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (D) make any loans, advances or capital contributions to, or investments in, any other Person; (E) dispose of any material Intellectual Property or fail to perform any acts which permit to lapse any rights to any material Intellectual Property;

(6)       (A) other than the Existing CBAI Shares Transfer and distribution and transfers by Targets pursuant to the Preclosing True-up, sell, lease, license, assign, convey, transfer, mortgage, pledge, encumber  or otherwise dispose of any assets (other than inventory) with a value in excess of $25,000 in the aggregate; (B) incur or create any Encumbrance on any assets which, collectively, have a value in excess of $25,000 in the aggregate; or (C) fail to maintain its assets in good working order in the ordinary course of business;

(7)       purchase or lease assets other than in the ordinary course of business consistent with past practice and for fair consideration;

(8)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(9)       take any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Section 8 not being satisfied, that would make any representation or warranty contained herein inaccurate in any material respect at the Closing Date, that would result in a breach of this Agreement in any material respect, or that would materially impair the ability to consummate the Transactions or materially delay such consummation;

(10)      adopt or amend any Employee Benefit Plan, or enter into or make any change in the compensation payable or to become payable to any of its officers or directors, or any other employees of the Party except in the ordinary course of business consistent with past practice or as required by applicable law;

(11)      enter into or amend any contract with any of its officers or directors;

(12)      enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons;

(13)      enter into any settlement, conciliation or similar agreement, the performance of which will involve payment or receipt of consideration in excess of $25,000 or place restrictions on the conduct of its business;

(14)      fail to maintain or permit to lapse or expire any professional license or registration required for the conduct of its business or its performance of any material contract;

(15)      change, modify or make any new Tax elections; or

(16)      enter into any agreement, contract or arrangement to do any action specified in clauses (1) through (15) above, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

(v)           Full Access.

(1)        Each Party (as applicable, for purposes of this section, the "Disclosing Party") will permit representatives of the other Party (as applicable, for purposes of this section, the "Recipient") to have full access, at all reasonable times and in a manner so as not to unreasonably interfere with the normal business operations of the Disclosing Party, to all premises, properties, books, records (including tax records), contracts, and documents of or pertaining to the Disclosing Party, including access to the Disclosing Party's independent accountants, and will authorize its accountants to release any and all information reasonably requested by the Recipient in connection with its review of the Disclosing Party, provided, however, that the Recipient will not be permitted to contact the Disclosing Party's customers, employees or suppliers in relation to this Agreement, except by prior approval of the Disclosing Party, which approval will not be unreasonably withheld, conditioned or delayed.  The Disclosing Party is not required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Disclosing Party's customers, jeopardize the attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided, however, that the Disclosing Party will use all commercially reasonable efforts to obtain any necessary authorizations or consents from its customers to provide Recipient full access to such information.

(vi)          Notice of Developments.  Each Target and CBAI shall give prompt written notice to the other of any material breach of any of its covenants contained herein or in the Documents.  No disclosure by any Party pursuant to this Section 8(a)(vi), however, shall be deemed to amend or supplement the Target Disclosure Schedule or the CBAI Disclosure Schedule, as applicable, or to cure any misrepresentation, breach of representation or warranty, or breach of covenant.

(vii)         Nasdaq Listing. CBAI agrees to use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of CBAI Common Stock to be issued to or held by the Target Shareholders as a result of the Merger.

(viii)        D&O Tail Policies.  KonaCo will, at its expense, purchase tail coverage, with a minimum 2-year tail period, on the director and officer insurance policies insuring the directors and officers of the Targets.  Such tail insurance must have the same scope and amount of coverage and be subject to the same deductibles and limits as the coverage on the date of this Agreement.

(b)               From and After the Date of Closing.

(i)            Kona Board.  CBAI shall, effective as of the Effective Time, cause each individual who is currently serving as a director of KonaCo, if such individuals are willing to so serve, to be elected or appointed to an advisory board (the "Kona Board") to be appointed, together with any other AcquisitionCo appointees, to advise AcquisitionCo (renamed to Kona Brewing Co., LLC) and Kona LLC regarding continuity of brewing, brand investment, and other operations to best pursue Kona brand integrity and authenticity and Kona brand growth within CBAI.  At any time after the first anniversary of the Closing Date, CBAI may decrease the Kona Board to not less than five members, with no more than three members to be designated by the Shareholders.  The rights of the Shareholders to designate any members of the Kona Board will terminate on the earlier to occur of:  (i) the fifth anniversary of the Closing Date; and (ii) the date that the Shareholders cease to own in the aggregate 50% of the shares issued as the stock component of the Merger Consideration.  Any Kona Board member may be removed by AcquisitionCo if AcquisitionCo makes a good faith determination that such member has a conflict of interest or has taken actions that have had or could reasonably be expected in the future to have an adverse effect on AcquisitionCo, KonaLLC, KBE, or any of their respective business or operations.  The Kona Board will meet at least annually.  Each member of the Kona Board who is currently serving as a director of KonaCo will be reimbursed by AcquisitionCo for reasonable out-of-pocket costs and expenses associated with such service on the Kona Board and will receive from AcquisitionCo as a fee for such service a food and beverage credit at the Kona Brewpub,  Koko Marina Center restaurant or, with respect to obtaining cases of Kona brand beer, at any CBAI brewery producing the same.  The annual credit shall be $5,000 for Cameron Healy and $1,000 for each other recipient.

(ii)           Nomination Rights for CBAI Board of Director.  For a 5-year period after the Closing, the Shareholders that continue to be CBAI shareholders will, by majority action, have the right to designate one person to be nominated for election to CBAI's board of directors and CBAI will exercise its commercially reasonable efforts to support such nomination; provided, however, that:  (A) the nominee will qualify as an independent director for purposes of Nasdaq listing standards applicable to CBAI; and (B) the foregoing right to designate a nominee will irrevocably terminate if the Shareholders at any time after the Closing cease to own at least 50% of the CBAI Common Stock issued to them as part of the Merger Consideration.

(iii)          Alternating Proprietorship Relationship.  For at least a 5-year period after the Closing, except as otherwise required by applicable Laws, CBAI, as host brewer, will maintain its alternating proprietor relationship with KonaLLC, as tenant brewer, pursuant to which KonaLLC may manufacture Kona brand malt beverages at CBAI's Portland, Oregon, and Woodinville, Washington, breweries; provided, however, that on or after the second anniversary of the Closing, CBAI's brand council and the Kona Board will undertake a joint assessment of the costs and benefits of maintaining the alternating proprietorship relationship and if  CBAI's brand council and the Kona Board make a joint recommendation that the alternating proprietorship relationship be modified or terminated, such modification or termination will not constitute a breach of this covenant.

(iv)           Brand Equity Committee.  AcquisitionCo will maintain a brand equity committee, of which the President and CEO of AcquisitionCo will at all times be a member, which brand equity committee will advise AcquisitionCo and KonaLLC on coordination with CBAI regarding various operational, sales, and marketing matters; provided, however, that AcquisitionCo's obligation to maintain the brand equity committee will terminate on the earlier to occur of:  (i) the fifth anniversary of the Closing Date; and (ii) the date that the Shareholders cease to own in the aggregate 50% of the shares issued as the stock component of the Merger Consideration.

(v)            Brand Council.  For as long as Mattson Davis is the President and CEO of AcquisitionCo, CBAI's management team and Mattson Davis will meet as CBAI's "brand council."  The brand council will meet at least quarterly and will, subject to oversight by CBAI's board of directors, have authority to establish day-to-day investment strategy for all CBAI brands.

(vi)           Securities Matters.  With respect to all shares of CBAI Common Stock issued to the Shareholders as part of the Merger Consideration:

(1)       unless a Shareholder is an Affiliate of CBAI (as defined in Rule 144(a)(1), CBAI will cause all restrictive legends to be removed and will cause a certificate without any restrictive legends to be issued to the holder of the applicable shares of CBAI Common Stock following the lapse of 6 months after the Effective Date; provided, however, that each Shareholder must deliver to CBAI a written assurance acceptable to CBAI and its counsel that the subsequent sale or other transfer of such shares will comply with all applicable requirements of Rule 144 under the Securities Act of 1933.  If a Shareholder is an Affiliate then CBAI shall provide the opportunity for sale by any Shareholder of CBAI Common Stock in the same manner and subject to the same restrictions as CBAI provides to other CBAI Affiliates.

(2)       In order to enable the Shareholders to sell such shares under Rule 144 of the Securities Act of 1933, for a period of one year after the Closing, CBAI will maintain the registration of such shares under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by CBAI after the date of this Agreement pursuant to the Securities Exchange Act of 1934.   During such one-year period, if CBAI is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholders and make publicly available the information described in Rule 144(c)(2), if the provision of such information will allow resales of such shares pursuant to Rule 144.

8.                 Conditions to Obligation to Close.

(a)               Conditions to Obligation of CBAI and AcquisitionCo.  The obligations of CBAI and AcquisitionCo to consummate the Transactions is subject to satisfaction at or prior to the Closing Date of the following conditions:

(i)             The Targets have given all notices, made all filings and obtained all authorizations, consents, and approvals listed in Section 4(f) of the Target Disclosure Schedule, other than those that relate to the regulation of alcoholic beverages;

(ii)            The Targets have given all notices, made all filings and obtained all authorizations, consents, and approvals that relate to the regulation of alcoholic beverages and are required to be given by any Target to, made by any Target with or obtained by any Target from any Governmental Authority in order for the Parties to consummate the Transactions; provided, however, that with respect to KonaCo's brewpub and restaurant operations, this condition will be deemed to be satisfied if, at or prior to the Closing Date, AcquisitionCo has received temporary authorization from the relevant Governmental Authorities to operate the brewpub and the restaurant at and after the Effective Time;

(iii)           Except for any changes reflected in one or more supplements to the Target Disclosure Schedule and consented to in writing by CBAI,  the representations and warranties set forth in Section 4 above are true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made thereon, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided, however, that representations and warranties in Section 4 above that contain an express materiality qualification shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made thereon (other than for failures to be true and correct that are de minimis in effect);

(iv)            Each Target has performed and complied in all material respects with its respective covenants and obligations under this Agreement;

(v)             No statute, rule or regulation has been enacted or promulgated and no action, suit, or proceeding is pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, stipulation, ruling, or charge would:  (A) prevent consummation of any of the Transactions; (B) cause any of the Transactions to be rescinded following consummation; (C) affect adversely the right of CBAI to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, stipulation, ruling, or charge shall be in effect); or (D) restrict the Shareholders' ability to receive the CBAI shares;

(vi)            termination and full payment of all liabilities of KonaCo under the 2008 stock appreciation rights awards to each of Jennifer Dunn, Peter Schauf, and Richard Tucciarone;

(vii)           termination of:  (y) the Stock Transfer Agreement, dated August 16, 2000, among KonaCo, Mattson Davis, Cameron Healy, and Sumpuran Khalsa; and (z) the Restricted Stock Bonus Agreement, dated August 16, 2000, among KonaCo, Cameron Healy, and Mattson Davis;

(viii)          termination of:  (x) the Pledge Agreement, dated September 1, 2004, made by Mattson Davis for the benefit of UBS Bank; (y) the Pledge Agreement, dated July 15, 2008, made by Sumpuran Khalsa for the benefit of Cameron Healy; and (z) the Pledge Agreement, dated February 19, 2009, made by Mattson Davis for the benefit of Cedar Holdings LLC.

(ix)            KonaCo has delivered to CBAI audited consolidated balance sheets at December 31, 2008;

(x)             KonaCo has submitted complete applications for the federal solar grant in lieu of tax credit and the Hawaii Renewable Energy Technologies Income Tax Credit;

(xi)            termination of all Indebtedness of any Target other than capital leases and Indebtedness owed to the Bill Healy Foundation and the release of all liens securing such terminated Indebtedness;

(xii)           KonaCo, KonaLLC, and the Shareholders have, jointly and severally, executed and delivered to CBAI a certificate to the effect that each of the foregoing conditions of Section 8(a) is satisfied in all respects;

(xiii)          the Employment Agreement has been duly executed and delivered;

(xiv)           KonaCo has executed and delivered new or amended Manini subleases, in form and substance satisfactory to CBAI in its sole discretion;

(xv)            satisfactory completion by CBAI of benefits, environmental, and alcohol regulatory due diligence;

(xvi)           the Escrow Agreement has been duly executed and delivered; and

(xvii)          the Non-Competition and Non-Solicitation Agreements have been duly executed and delivered.

All actions to be taken by Targets in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to CBAI.  CBAI may waive any condition specified in this Section 8(a) if it executes a writing so stating at or prior to the Closing.

(b)               Conditions to Obligation of Targets.  The obligation of the Shareholders and the Targets to consummate the Transactions is subject to satisfaction at or prior to the Closing Date of the following conditions:

(i)               CBAI and AcquisitionCo have given all notices, made all filings and obtained all authorizations, consents, and approvals listed in Section 6(d) of the CBAI Disclosure Schedule;

(ii)              CBAI and AcquisitionCo have given all notices, made all filings and obtained all authorizations, consents, and approvals that relate to the regulation of alcoholic beverages and are required to be given by CBAI or AcquisitionCo to, made by CBAI or AcquisitionCo with or obtained by CBAI or AcquisitionCo from any Governmental Authority in order for the Parties to consummate the Transactions;

(iii)             Except for any changes reflected in one or more supplements to the CBAI Disclosure Schedule and consented to in writing by KonaCo,  the representations and warranties set forth in Section 6 above are true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made thereon, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided, however, that representations and warranties in Section 6 above that contain an express materiality qualification shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made thereon (other than for failures to be true and correct that are de minimis in effect);

(iv)              each of CBAI and AcquisitionCo has performed and complied in all material respects with its respective covenants and obligations under this Agreement;

(v)               no statute, rule or regulation has been enacted or promulgated and no action, suit, or proceeding shall be pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, stipulation, ruling, or charge would:  (A) prevent consummation of any of the Transactions; (B) cause any of the Transactions to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, ruling or charge shall be in effect);

(vi)              CBAI has delivered to KonaCo a certificate executed by CBAI's Chief Executive Officer on behalf of CBAI to the effect that each of the foregoing conditions of Section 8(b) is satisfied in all respects;

(vii)             the Merger and this Agreement have been duly approved by CBAI's board of directors, which approval remains in full force and effect as of the Closing Date;

(viii)            CBAI has delivered to KonaCo a budget and business plan for the Kona brands for the 2-year period following the Closing (including, without limitation, public relations, advertising, sponsorships, and media programming) acceptable to KonaCo in its commercially reasonable discretion;

(ix)              the Employment Agreement has been duly executed and delivered;

(x)               the Escrow Agreement has been duly executed and delivered in a form reasonably acceptable to Targets; and

(xi)              the Preclosing True-up has been completed.

All actions to be taken by CBAI and AcquisitionCo in connection with consummation of the Transactions and all certificates, opinions, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to KonaCo.  Targets may waive any condition specified in this Section 8(b) if they execute a writing so stating at or prior to the Closing.

9.                 Survival, Indemnification

(a)               Survival of Representations and Warranties.  All representations and warranties made in this Agreement will survive the Closing.  Except as provided below, the representations and warranties in this Agreement will terminate 18 months after the Closing, and such representations will thereafter be without force or effect, except for any claim with respect to which notice has been given to the potentially indemnifying party before such termination date.  All representations and warranties in Section 4(h) (Title to Properties; Encumbrances; Condition of Properties); Section 4(p) (Tax Matters); Section 4(r) (Intellectual Property) with respect to ownership, license, or right to use Intellectual Property Rights; 4(y) (Employee Benefits); Section 4(z) (Employees); and Section 4(aa) (Environmental, Health, and Safety Matters) will terminate 24 months after the Closing, and such representations will thereafter be without force or effect, except for any claim with respect to which notice has been given to the potentially indemnifying party before such termination date.

(b)              Indemnification of CBAI.

(i)                Subject to the limitations set forth in Section 9(a), 9(d), and 9(h), KonaCo agrees to indemnify, defend, and hold CBAI and AcquisitionCo, their respective successors, Affiliates, officers, directors, agents, employees, and assigns harmless from and against all claims, liabilities, obligations, costs, and expenses, including reasonable attorney fees, however incurred including without limitation in any bankruptcy proceeding or on appeal (collectively, "Damages"), to the extent arising out of or related to:  (i) any breach or inaccuracy of any representation or warranty of KonaCo or any of the Shareholders made in this Agreement; and (ii) any breach of any covenant or obligation of any Target or any of the Shareholders in this Agreement.

(ii)               Subject to the limitations set forth in Section 9(a), 9(d), and 9(h), each of the Shareholders agrees to indemnify, defend, and hold CBAI and AcquisitionCo, their respective successors, Affiliates, officers, directors, agents, employees, and assigns harmless from and against all Damages, to the extent arising out of or related to:  (i) any breach or inaccuracy of any representation or warranty made by such Shareholder in this Agreement; and (ii) any breach of any covenant or obligation of such Shareholders in this Agreement.

In addition, the Shareholders agree jointly and severally to indemnify AcquisitionCo's failure to receive within 12 months of the Closing (the "Energy Tax Credit Indemnity"):  (A) cash proceeds from the U.S. Treasury Department, with respect to KonaCo's application for grant in lieu of federal investment tax credit, of at least $429,000; and (B) cash proceeds or applied tax credits from the state of Hawaii Department of Taxation, with respect to KonaCo's solar grant application, of at least $343,500 (the "Solar Grant Proceeds").  Immediately following such 12 month period, if any or all of the Solar Grant Proceeds have not been so received by AcquisitionCo,  the Shareholders will on a pro-rata basis, in proportion to their respective percentages of the Merger Consideration received (the "Shareholder Pro Rata"), advance to AcquisitionCo the full amount to be indemnified.  If at any time thereafter AcquisitionCo, or any successor or affiliate receives any or all of the Solar Grant Proceeds for which the Energy Tax Credit Indemnity was paid, it shall immediately pay such amounts to the Shareholders in accordance with the Shareholder Pro Rata (or on such proportionate basis that the Energy Tax Credit Indemnity was actually paid by the Shareholders).

(c)              Indemnification by CBAI and AcquisitionCo.  Subject to the limitations set forth in Sections 9(a), 9(d), and 9(h), CBAI and AcquisitionCo, jointly and severally, agree to indemnify, defend, and hold the Shareholders harmless from and against all Damages to the extent arising out of or related to:  (i) any breach or inaccuracy of any representation or warranty of CBAI or AcquisitionCo made in this Agreement; (ii) any breach of any covenant or obligation of CBAI or AcquisitionCo in this Agreement; and (iii) any adjustment to the Merger Consideration as a result of any Tax imposed on any of the Targets that is associated with the Existing CBAI Shares Transfer.

(d)              Threshold and Limits for Indemnification Claims; the Shareholder Representative.

(i)                Except for purchase price adjustments made in accordance with Section 3(b), no claim for indemnification may be made under this Agreement unless the aggregate amount of such claims against the indemnifying party exceeds $100,000, in which event valid claims will be payable on a no deductible, "first dollar" basis.

(ii)               The aggregate amount of all Damages paid by KonaCo and the Shareholders under this Section 9 will not exceed 20% of the aggregate Merger Consideration.

(iii)              Claims against and Damages recoverable from any one Shareholder will be limited to 20% of such Shareholder's pro rata portion of the aggregate Merger Consideration.

(iv)               In connection with any potential indemnification obligation of the Shareholders, CBAI or AcquisitionCo, as applicable, will provide notice to the Shareholder Representative.  To the extent that KonaCo or the Shareholders are the indemnifying party or the indemnified party under this section, the Shareholder Representative may act on behalf of any such indemnifying party or indemnified party.

(e)                 Indemnification Procedure for Third-Party Claims.

(i)                 Each party to this Agreement seeking indemnification hereunder will, with reasonable promptness after obtaining knowledge thereof, provide to all other parties written notice of all third-party actions, suits, proceedings, claims, demands, or assessments that may be give rise  to the indemnification provisions of this Section 9 (collectively, "Third-Party Claims"), including, in reasonable detail, the basis for the claim, the nature of Damages, and a good-faith estimate of the amount of Damages (a "Notice of Third-Party Claims").

(ii)                In connection with any potential indemnification obligation of KonaCo or the Shareholders, CBAI will also deliver a Notice of Third-Party Claims to the Shareholder Representative.  The Shareholder Representative will respond on behalf of KonaCo and the Shareholders with respect to each Notice of Third-Party Claims within 15 days after his receipt thereof and will respond to CBAI in writing as to whether the Shareholders consider the claim to be valid and subject to Section 9, and, if so, whether the Shareholder Representative elects to undertake, conduct, and control, through counsel of its choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld, conditioned, or delayed) and at its sole risk and expense, the good-faith settlement or defense of the Third-Party Claim.

(iii)               CBAI will respond to each Notice of Third-Party Claims within 15 days after its receipt thereof and will respond in writing to the Shareholder Representative as to whether CBAI considers the claim to be valid and subject to Section 9 and, if so, whether CBAI elects to undertake, conduct, and control, through counsel of its choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld, conditioned, or delayed) and at its sole risk and expense, the good-faith settlement or defense of the Third-Party Claim.

(iv)                The indemnified party will reasonably cooperate in connection with Third-Party Claims for which indemnification is accepted, including, without limitation, by making available all relevant information material to the defense of the Third-Party Claim. The indemnified party will be entitled to participate in the settlement or defense of the Third-Party Claim through counsel chosen by the indemnified party, at its expense.  If the proposed settlement would impose an obligation or duty on the indemnified party, the indemnified party will have the right to approve the settlement and, in that case, the settlement may not be undertaken without such approval.  As long as the Third-Party Claim remain contested in good faith and with reasonable diligence, the indemnified party will not pay or settle the Third-Party Claim.  Notwithstanding the foregoing, the indemnified party will have the right to pay or settle any Third-Party Claim at any time, but in such event it waives any right to indemnification therefor by the any other party.

(v)                 Absent an affirmative indication within the requisite period that indemnification is accepted for the Third-Party Claim, the party seeking indemnity will thereafter have the right to contest, settle, or compromise the Third-Party Claim at its exclusive discretion, and shall retain the right to seek reimbursement of defense and damage expense under the indemnification provisions hereof.

(vi)                A party's failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if and only to the extent that such failure results in any material prejudice to a party.

(f)              Indemnification Procedure for Claims Other than Third-Party Claims.

(i)                  Each Party seeking indemnification hereunder for Damages other than Third-Party Claims ("Direct Claims"), will, with reasonable promptness after obtaining knowledge thereof, provide to all other Parties written notice thereof including in reasonable detail the basis for the claim, the nature of the Damages, and a statement of the amount of the claim (a "Notice of Direct Claims").

(ii)                 In connection with any potential indemnification obligation of KonaCo or the Shareholders, CBAI will also deliver a Notice of Direct Claims to the Shareholder Representative.  The Shareholder Representative will respond on behalf of KonaCo and the Shareholders with respect to each Notice of Direct Claims within 30 days after his receipt thereof, specifying in writing whether the Direct Claim is accepted or disputed.  The Shareholder Representative's failure to accept or dispute the Direct Claim within such 30-day period will be deemed to be an acceptance of indemnification liability for all of the Damages reasonably detailed in the Notice of Direct Claims.

(iii)                CBAI will respond to each Notice of Direct Claims within 30 days after its receipt thereof, specifying in writing whether the Direct Claim is accepted or disputed.  CBAI's failure to accept or dispute the Direct Claim within such 30-day period will be deemed to be an acceptance of indemnification liability for all of the Damages reasonably detailed in the Notice of Direct Claims.

(iv)                 A party's failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if and only to the extent that such failure results in any material prejudice to a party.

(g)             Exclusive Remedies. Subject to Section 10, except in the event of willful misconduct or fraud by the Shareholders, KonaCo, CBAI, or AcquisitionCo, as applicable, the indemnification remedies set forth in this Section 9 are the exclusive remedy for any Damages suffered by any Party.

(h)             Payment of Claims.  Payment of valid indemnification claims asserted by CBAI against KonaCo will be paid exclusively out of the Escrow Account.  Payment of the Energy Tax Credit Indemnity shall be paid directly by the Shareholders.  Payment of valid indemnification claims asserted by CBAI against the Shareholders will be paid:  first, out of the Escrow Account (with all shares of CBAI Common Stock held in the Escrow Account deemed to have a value of $4.76 per share), and to the extent necessary due to exhaustion of the Escrow Account, second, by the  Shareholders.  Notwithstanding the foregoing, the Seller Representative shall have the power to control the payment of claims, liquidate shares in the Escrow Account as necessary to pay claims, augment funds available through the Escrow Account with outside funds, and direct funds for payment of defense costs and claims.  The Escrow Agreement shall provide for release or sales of shares on order of a court of competent jurisdiction to settle claims, and allow the Shareholder Representative at any time to sell shares held in the Escrow and retain the cash received on sale and any interest accumulated thereon in the Escrow Account to pay defense costs, settle claims or otherwise.

10.                Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled pursuant to this Agreement.

11.                Termination.

(a)                  Termination of Agreement.  Either Party may terminate this Agreement with the prior authorization of its board of directors (whether before or after shareholder approval) as provided below:

(i)                   the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

(ii)                  CBAI may terminate this Agreement by giving written notice to Target at any time prior to the Closing Date:  (A) if any Target has breached any covenant contained in this Agreement in any material respect, CBAI has notified such Target of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, (B) in the event that there shall be any applicable law that makes consummation of the Transactions illegal or otherwise prohibited, or any judgment, injunction, order or decree permanently enjoining any of the Parties hereto from consummating the Transactions is entered and such judgment, injunction, order or decree shall become final and non-appealable, or (C) if the Closing shall not have occurred on or before December 31, 2010, and neither CBAI nor AcquisitionCo is in default of any of its respective obligations hereunder;

(iii)                 Any Target may terminate this Agreement by giving written notice to CBAI at any time prior to the Closing Date:  (A) if CBAI or AcquisitionCo has breached any covenant contained in this Agreement in any material respect, the Target has notified CBAI or AcquisitionCo, as applicable, of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, (B) in the event that there shall be any applicable law that makes consummation of the Transactions illegal or otherwise prohibited, or that restricts or limits the ability of the Shareholders to receive the CBAI Common Stock, or any judgment, injunction, order or decree permanently enjoining any of the Parties hereto from consummating the Transactions is entered and such judgment, injunction, order or decree shall become final and non-appealable; or (C) if the Closing shall not have occurred on or before December 31, 2010, and no Target is in default of any of its respective obligations hereunder, or any time thereafter when such default by a Target is cured by the Target or waived by CBAI;

(b)             Effect of Termination.  If either Party terminates this Agreement pursuant to Section 11(a), all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except as otherwise provided herein and except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in this Agreement and the Target Nondisclosure Agreement and the fee and expenses provisions in Section 12(m) below shall survive any such termination; further provided, that if this Agreement is terminated by a Party because of a breach of this Agreement by the other Party, the terminating Party's right to pursue all legal remedies shall survive such termination unimpaired.  If CBAI terminates this Agreement pursuant to Section 11(a)(ii)(C), then CBAI will reimburse the Targets for their reasonable out-of-pocket Transaction Expenses, not to exceed $100,000 in the aggregate.  If any Target terminates this Agreement pursuant to Section 11(a)(iii)(C), then the Targets will reimburse CBAI for its reasonable out-of-pocket Transaction Expenses, not to exceed $100,000 in the aggregate.

12.                Miscellaneous.

(a)             Press Releases and Public Announcements.  The Parties will jointly issue a press release on mutually agreed terms within two business days following execution and delivery of this Agreement.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party and give it an opportunity to comment prior to making the disclosure).

(b)            No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 7(b) above are intended for the benefit of the Persons specified therein.

(c)            Entire Agreement.  This Agreement (including the Documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  A Party may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to CBAI: Craft Brewers Alliance, Inc. 929 N. Russell Portland, Oregon 97227 Attn: Terry Michaelson Phone: 503-331-7224 Fax: 503-281-2761	Copy to: Mary Ann Frantz Miller Nash LLP 111 S.W. Fifth Avenue, Suite 3400 Portland, Oregon 97204 Phone: 503-224-5858 Fax: 503-224-0155
If to any Target: c/o Kona Brewing Co., Inc. 75-5629 Kuakini Highway Kailua Kona, Hawaii 96740 Attn: Mattson Davis	Copy to: Scott Greenburg K&L Gates LLP 925 Fourth Avenue, Suite 2900 Seattle, WA 98104-1158 Phone: 206-623-7580 Fax: 206-623-7022

If to the Shareholders, to each of:

W. Cameron Healy

14075 Old Germantown Road

Portland, Oregon 97231

Fax: 503-222-1861

Mattson Davis

78-7234 Puuloa Road

Kailua-Kona, Hawaii 96740

Fax: 808-334-1884

Sumpuran Khalsa

9625 Embroden Road

Leavenworth, Washington 98826

Copy to: Garret Hemann Robertson, P.C. 1011 Commercial N.E. Salem, OR 97308 Phone: 503-581-1501

If to the Shareholder Representative:

Marc Cramer
Post Office Box 4525
Portland, Oregon 97208
Fax: 503-222-1861

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(g)          Governing Law and Disputes.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

(h)          Consent to Jurisdiction.  Each Party irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Western District of Washington for the purposes of any disputes arising in connection with this Agreement.  Each Party agrees to commence any action, suit or proceeding relating to any such dispute either in such court, or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of Washington.  By execution and delivery of this Agreement, each Party (for itself, its Affiliates and its designees) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts and the appellate courts therefrom, and waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding.

(i)          Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Date; provided, however, that any amendment effected subsequent to shareholder approval will be subject to the restrictions contained in the Hawaii Business Corporation Act and the Hawaii Limited Liability Company Act.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)         Fees and Expenses.  Except as otherwise expressly provided in this Agreement, CBAI, AcquisitionCo, each of the Targets, and each of the Shareholders will be solely responsible for paying their own Transaction Expenses, whether or not the Closing occurs.  CBAI will pay all expenses and fees assessed against any of the Parties related to:  (i) fees, costs, and expenses associated with obtaining consents, waivers, and approvals required to effect the Transactions; (ii) license and permit transfers, including transfer fees and taxes related to transfers of any real or personal property; and (iii) legal, tax, accounting, environmental, advisory, and consulting fees to the extent necessary to effect CBAI's public filings, including fees for preparation of the Final Balance Sheet and for preparation of CBAI's financial statements.  The Targets will pay all fees, costs, and expenses associated with the preparation of KonaCo's 2008 audited financial statements and the Estimated Final Balance Sheet.  The Targets and the Shareholders will pay their own legal fees, except as such legal fees fall within the scope of clause 12(k)(iii).  CBAI shall pay one half of the cost of all fees, costs, and expenses associated with the preparation of the Interim Statements and the Interim Balance Sheet and the Targets shall pay the other half,

(l)         Further Assurances.  The Parties agree (a) to furnish upon request to each other such other information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

Signature Page Follows

The undersigned individuals and the duly authorized representatives of the undersigned have executed and delivered this Agreement and Plan of Merger on as of the date first above written.

Craft Brewers Alliance, Inc.		2010 Enterprises LLC
By:	/s/ Terry E. Michaelson	By:	/s/ Terry E. Michaelson
Terry Michaelson, CEO		Terry Michaelson, its Manager

Kona Brewing Co., Inc.			Kona Brew Enterprises LLC
By:	/s/ W. Cameron Healy
W. Cameron Healy,			By:	Kona Brewing Co., Inc. its sole member
Chairman of the Board

Kona Brewery LLC				By:

By:	/s/ W. Cameron Healy			/s/ Mattson Davis
W. Cameron Healy,				Mattson Davis, President and CEO
Manager

/s/ W. Cameron Healy
W. Cameron Healy, in his capacity as
Trustee of the Healy Family Trust

/s/ Mattson Davis
Mattson Davis

/s/ Sumpuran Khalsa
Sumpuran Khalsa